As filed with the Securities and Exchange Commission on April 11, 2013

Registration No. 333-163768

______________________________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLUEGREEN CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	03-0300793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4960 Conference Way North, Suite 100 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Bluegreen Corporation 2008 Stock Incentive Plan
(Full title of the plan)

Anthony M. Puleo Bluegreen Corporation 4960 Conference Way North, Suite 100 Boca Raton, Florida 33431
(Name and address of agent for service)

(561) 912-8270
(Telephone number, including area code, of agent for service)

With a copy to:
Alison W. Miller

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

(305) 789-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

Explanatory Note

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (File No. 333-163768) (the “Registration Statement”) of Bluegreen Corporation (the “Company”) relating to the Bluegreen Corporation 2008 Stock Incentive Plan.

As previously disclosed, effective April 2, 2013 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of November 14, 2012 (the “Merger Agreement”), by and among BFC Financial Corporation (“BFC”), Woodbridge Holdings, LLC (“Woodbridge”), BXG Florida Corporation (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger and becoming a wholly owned subsidiary of Woodbridge.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding share of the Company’s common stock (other than shares owned by BFC or Woodbridge, which were canceled without any payment therefor, and shares owned by shareholders who duly exercised and perfected their appraisal rights in accordance with Massachusetts law) was converted into the right to receive the per share merger consideration of $10.00 in cash, without interest and less any applicable withholding taxes. In addition, each option to acquire shares of the Company’s common stock that was outstanding at the Effective Time, whether vested or unvested, was canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option, without interest and less any applicable withholding taxes. Each restricted stock award of the Company that was outstanding at the Effective Time, whether vested or unvested, converted into the right to receive, with respect to each share of the Company’s common stock then subject to the award, the $10.00 per share merger consideration, without interest and less any applicable withholding taxes.

As a result of the completion of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on April 11, 2013.

BLUEGREEN CORPORATION

By:	/s/ Anthony M. Puleo
Anthony M. Puleo,
Senior Vice President, Chief Financial Officer and Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.